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OFFICER'S CERTIFICATE

For the reporting period January 1, 2020 through December 31, 2020

(the “Reporting Period”)

COMM 2012-CCRE2,

Commercial Mortgage Pass-Through Certificates, COMM 2012-CCRE2

Pursuant to Section 10.11 of the Pooling and Servicing Agreement governing the above referenced transaction:

As authorized Officer of TRIMONT REAL ESTATE ADVISORS, LLC as Certifying Servicer with respect to the Reporting Period a review of the activities of the Certifying Servicer during the period and its performance under the Trust and Servicing Agreement has been made under such Officer's supervision.

To the best of such Officer's knowledge, based on such review, the Certifying Servicer has fulfilled its obligations under the Trust and Servicing Agreement in all material respects throughout the Reporting Period.

Date: 23rd day of February-2021

TRIMONT REAL ESTATE ADVISORS, LLC

By: /s/ Robert Brasfield

Robert Brasfield

Authorized Signatory

AMSTERDAM ǀ ATLANTA ǀ DALLAS ǀ KANSAS CITY ǀ LONDON ǀ LOS ANGELES ǀ NEW YORK ǀ SYDNEY